Exhibit 99.1

McClatchy Names Elaine Lintecum As Vice President, Finance And Chief Financial Officer And Announces Other Leadership Changes

Released: 05/16/2012

SACRAMENTO, Calif. — The McClatchy Company (NYSE: MNI) today named Elaine Lintecum as vice president, finance and chief financial officer, effective immediately.

Lintecum, 56, has served as McClatchy’s treasurer since 2002 and spent the last 24 years in McClatchy’s corporate finance department holding a variety of key positions, including financial analyst, investor relations manager and assistant treasurer. She was McClatchy’s financial reporting specialist for U.S. Securities and Exchange Commission filings. Lintecum will retain the duties of treasurer in her new position.

Lintecum replaces Patrick J. Talamantes, who today becomes McClatchy’s president and chief executive.

“Elaine is an extremely talented and savvy financial executive who has played an integral role in McClatchy’s financial progress over the years,” Talamantes said. “I’m thrilled to welcome her to McClatchy’s executive ranks where she will be an important contributor to our senior management team.”

Lintecum first joined McClatchy as a financial analyst in 1988 after seven years as a certified public accountant in the audit department of Deloitte Haskins & Sells, a predecessor of Deloitte & Touche.

Lintecum was promoted to investor relations manager in 1993, named assistant treasurer in 2000 and promoted to treasurer in 2002. She has played an instrumental role in every major financial development at McClatchy – from mergers and acquisitions to debt repayment and restructuring – for more than two decades.

“I am delighted to lead the first-class finance department at McClatchy,” Lintecum said. “Pat has been a wonderful mentor, and I am inheriting a strong financial team that is dedicated to supporting our newspapers in their commitment to high-quality journalism, community service and their transition to a hybrid print and digital business model.”

Lintecum was born in Hillsville, Va., and raised in Virginia and Michigan. She earned a bachelor’s degree in business administration from California State University, Chico in 1980 after serving two years in the U.S. Army. She is married to Anthony Herrera.

As part of other senior management changes, Mark Zieman, vice president, operations, will assume oversight of McClatchy’s Florida operations, which include The Miami Herald, El Nuevo Herald and the Bradenton Herald newspapers. Those responsibilities were previously held by Talamantes. Zieman, the former president and publisher of The Kansas City Star until his corporate appointment in May 2011, will continue to oversee McClatchy’s operations in the Midwest, South and Southeast.

Karole Morgan-Prager, McClatchy vice president, general counsel and corporate secretary, will assume additional responsibility for corporate development activities. Her new title will be vice president, corporate development, general counsel and secretary. Morgan-Prager, a senior officer since 1995, has worked closely with McClatchy’s digital investments in recent years in addition to overseeing all of the company’s legal matters.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C. McClatchy is listed on the New York Stock Exchange under the symbol MNI.